EXHIBIT 99.1


Company  Contact                            Investor  Relations  Contacts
----------------                            -----------------------------
Michael  A. McManus, Jr.                    Lippert/Heilshorn & Associates, Inc.
President and CEO                           Kim Sutton Golodetz
Misonix, Inc.                               (kgolodetz@lhai.com)
(631) 694-9555                              (212) 838-3777
www.misonix.com                             Bruce Voss (bvoss@lhai.com)
---------------                             (310) 691-7100
                                            www.lhai.com
                                            ------------



                MISONIX REPORTS FISCAL THIRD QUARTER EPS OF $0.04
                           ON 19% INCREASE IN REVENUES


FARMINGDALE, N.Y., (APRIL 29, 2003) MISONIX, INC. (NASDAQ NM: MSON) today reported financial results for the three and nine months ended March 31, 2003. Highlights include:

     - Revenue increased 19% and 10% over the three and nine-month periods ended March 31, 2002, respectively.
     - Diluted earnings per share increased to $0.04 and $0.06, from $(0.03) and $0.00 in the comparable prior-year periods, respectively.
     - Medical device revenues increased 95% and 45% compared with prior-year periods, respectively.
     -    Backlog  of  unfilled  orders  increased  57%  from  June  30,  2002.
     - Misonix and Hearing Innovations continue to expand marketing of the HiSonic and HiSonic Tinnitus Relief Device (TRD).

Revenues for the fiscal 2003 third quarter ended March 31, 2003 were $8.7 million, a 19% increase from $7.4 million for the comparable period in the prior fiscal year. The Company recorded net income of $244,000, or $0.04 diluted earnings per share, compared with a net loss of ($211,000), or ($0.03) per share, for the same period in fiscal 2002. Revenues included a 95%, or $2.2 million, increase in medical device sales partially offset by a reduction in industrial product sales of 17%, or $846,000. Diagnostic medical devices sales increased 59% to $2.3 million from $1.4 million in the year-ago quarter and therapeutic medical devices sales increased 154% to $2.3 million from $895,000 last year.

The  reduction  in  industrial  products  sales  was  mainly attributed to a 15%
reduction in revenue from Labcaire's endoscopic disinfectant units, a 45% reduction in scrubber net sales, and a 14% decrease in ductless fume enclosure sales, partially offset by a 6% increase sales for industrial ultrasonic laboratory products. The reduction in Labcaire's endoscopic disinfectant units was due to an engineering redesign of some parts, which temporarily slowed the rate at which such products were shipped. As of the end of 2003 fiscal third quarter, the engineering redesign has been completed and shipments have recommenced. The reduction in both wet scrubber and ductless fume enclosure sales was predominately due to poor economic conditions in markets that use these products.

Gross margins as a percentage of sales improved to 43.9% from 41.3%, predominately due to higher margins associated with increased sales of therapeutic and diagnostic medical devices.

The Company continued to invest in Hearing Innovations through secured notes in the aggregate amount of $49,000 during the fiscal third quarter. These notes have been fully reserved for, and the accounting treatment is consistent with that of similar expenditures that occurred during fiscal 2002 and 2001. The current ability of companies such as Hearing Innovations to access capital markets or incur third party debt is very limited and is likely to remain so for the foreseeable future. In light of this fact, the Company continues to review strategic options available to it and Hearing Innovations due to Hearing Innovations' continuing need for financial support.

Revenues for the nine months ended March 31, 2003 were $23.9 million, a 10.3% increase from $21.7 million reported for the same period in the prior year. The Company recorded net income of $409,000, or $0.06 per diluted share, for the nine months ended March 31, 2003, compared with net income of $7,000 or $0.00 per share, for the same period in the prior fiscal year. Year-to-date revenues increased in medical device products by 45%, or $3.6 million, to $11.8 million, and revenues decreased in industrial products by 10%, or $1.4 million, to $12.2 million. The Company's nine-month investment in Hearing Innovations through secured notes totaled $246,000. These notes have been fully reserved for, and the accounting treatment is consistent with that of similar expenditures that occurred during fiscal 2002 and 2001.

The backlog of unfilled orders at March 31, 2003 was $8.0 million, a 57% increase, compared with $5.1 million as of June 30, 2002. The increase in backlog was primarily due to the accumulation of orders for Labcaire's Guardian product. This partially occurred as a result of a reduction in shipments taking place while the engineering redesign was completed, and also from the increase in therapeutic medical device orders. The Company temporarily increased inventories to support the replacement probe and refurbished systems businesses at Sonora and the backlog of orders for the Guardian product at Labcaire.

Michael A. McManus, Jr., President and CEO of Misonix, stated, "We are pleased with the growth in revenues and earnings for the three and nine months of fiscal 2003. We are encouraged by the increase in sales of our therapeutic medical devices and at Sonora with respect to its First Call 2000 product.

The Hearing Innovations TRD has been launched in the Northeast U.S. While the results to date have been slower than expected, we continue to be optimistic about its potential. We have been making ongoing modifications to these products as we obtain customer feedback. The headset is now more comfortable and the importance of proper placement is better overall. We are continuing to educate audiologists on the fitting and follow up necessary for patient success with the HiSonic TRD. The increased profile of the product has enabled our Company to continue discussions with potential distributors. Clinical success also has resulted in contacts coming to us from other potential distributors. We began an analysis of the HiSonic's potential benefits for the profoundly deaf at clinics associated with New York Hearing Centers."

"Focus Surgery continues to successfully treat patients in Asia and Europe," Mr. McManus added. "The clinical trials for treatment of men with prostate cancer continue to be successful. The prototype product for the treatment of kidney cancer has completed its animal testing and will now begin a review of results and design suggestions from prominent urologists."

Mr. McManus continued, "One of the great satisfactions in these financial results comes from the fact that we are meeting the high expectations we set for this year. We continue to remain comfortable with annual revenues increasing by approximately 10% over the prior fiscal year results and with annual earnings of approximately $0.15 per diluted share. "

Misonix develops, manufactures, and/or markets medical, scientific and industrial ultrasonic and air pollution systems and maintains minority equity positions in both Focus Surgery and Hearing Innovations as its exclusive manufacturer of the Sonoblate 500, HiSonic and HiSonic TRD devices.

Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, and regulatory risks including approval of pending and/or contemplated 510K filings.


                               (Tables to follow)

                                                                   MISONIX, INC.
                                                      Consolidated Statements of Operations
                                                                    (Unaudited)

                                                   Three Months Ended         Nine Months Ended
                                                        March 31,                 March 31,
                                                   2003         2002          2003         2002
                                                -----------  -----------  ------------  -----------
Net sales                                       $8,747,677   $7,371,220   $23,932,512   $21,697,278

Cost of goods sold                               4,908,659    4,323,252    13,731,118    12,138,803
                                                -----------  -----------  ------------  -----------

Gross profit                                     3,839,018    3,047,968    10,201,394     9,558,475

Selling expenses                                 1,090,662    1,164,287     3,123,225     3,221,775
General and administrative expenses              1,814,569    1,551,239     4,966,700     4,556,949
Research and development expenses                  583,878      647,108     1,599,766     1,611,305
Litigation (recovery) settlement expenses          (48,478)           0      (201,106)            0
                                                -----------  -----------  ------------  -----------

Total operating expenses                         3,440,631    3,362,634     9,488,585     9,390,029
                                                -----------  -----------  ------------  -----------

Income (loss) from operations                      398,387     (314,666)      712,809       168,446

Total other income (expense)                        53,442      (73,840)       73,774        10,915
                                                -----------  -----------  ------------  -----------

Income (loss) before minority interest and
income taxes                                       451,829     (388,506)      786,583       179,361

Minority interest in the net (income) loss of
consolidated subsidiaries                          (29,628)      (5,099)        4,208        25,631
                                                -----------  -----------  ------------  -----------

Income (loss) before income taxes                  422,201     (393,605)      790,791       204,992

Income tax expense (benefit)                       177,766     (182,833)      382,158       198,199
                                                -----------  -----------  ------------  -----------

Net income (loss)                               $  244,435    ($210,772)  $   408,633   $     6,793
                                                ===========  ===========  ============  ===========

Net income (loss) per share-basic               $     0.04        (0.03)  $      0.06   $         -
                                                ===========  ===========  ============  ===========

Net income (loss) per share-diluted             $     0.04        (0.03)  $      0.06   $         -
                                                ===========  ===========  ============  ===========

Weighted average common shares-basic             6,643,300    6,096,887     6,420,118     6,068,272
                                                ===========  ===========  ============  ===========


Weighted average common shares-diluted           6,686,981    6,096,887     6,598,608     6,247,761
                                                -----------  -----------  ------------  -----------

                                                 MISONIX, INC.
                                          CONSOLIDATED BALANCE SHEETS


                                                                              MARCH 31, 2003    JUNE 30, 2002
                                                                                Unaudited          Audited
                                                                             ----------------  ---------------
ASSETS
------
Current Assets:
  Cash and cash equivalents                                                  $     2,160,903   $    1,065,465
  Accounts receivable, net of allowance
      for doubtful accounts of $344,792 and
      $223,413, respectively                                                       6,428,598        6,656,932
  Inventories                                                                      9,452,396        7,170,844
  Prepaid income taxes                                                               306,900        1,391,978
  Deferred income taxes                                                              467,275          388,027
  Prepaid expenses and other current assets                                        1,060,201          715,367
                                                                             ----------------  ---------------
Total current assets                                                              19,876,273       17,388,613

Property, plant and equipment, net                                                 3,369,137        3,151,909
Deferred income taxes                                                                571,029        1,757,937
Goodwill                                                                           4,473,713        4,241,319
Other assets                                                                         304,115          424,674
                                                                             ----------------  ---------------
Total assets                                                                 $    28,594,267   $   26,964,452
                                                                             ================  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Revolving credit facilities                                                        706,083          730,092
  Accounts payable                                                                 3,564,666        3,072,234
  Accrued expenses and other current liabilities                                   1,369,478        1,304,824
  Litigation settlement liabilities                                                  170,000          174,332
  Current maturities of long-term debt and capital
      lease obligations                                                              258,965          252,850
                                                                             ----------------  ---------------
Total current liabilities                                                          6,069,192        5,534,332

Long-term debt and capital lease obligations                                       1,161,527        1,050,254

Deferred income                                                                      455,335          451,073

Minority interest                                                                    235,757          239,965

Stockholders' equity:
  Capital stock, $0.01 par - shares authorized 10,000,000; 6,718,665 and
     6,180,165 issued and 6,640,865 and 6,105,865 outstanding, respectively           67,186           61,802
  Additional paid-in capital                                                      22,701,711       22,313,991
  Retained deficit                                                                (1,612,426)      (2,021,059)
  Treasury stock, 77,800 and 74,300 shares, respectively                            (412,424)        (401,974)
Accumulated other comprehensive loss                                                 (71,591)        (263,932)
                                                                             ----------------  ---------------
Total stockholders' equity                                                        20,672,456       19,688,828
                                                                             ----------------  ---------------

Total liabilities and stockholders' equity                                   $    28,594,267   $   26,964,452
                                                                             ================  ===============